Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-232149, No. 333-231575, No. 333-206453, and No. 333-12294 on Form S-8 of Bar Harbor Bankshares and Subsidiaries of our report dated March 12, 2026 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Boston, Massachusetts

March 12, 2026